Exhibit 10.6

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of March 29, 2010 (this “Agreement”), between CORPORATE RESOURCE DEVELOPMENT INC., a Delaware corporation with its principal office at 160 Broadway, 11th Floor, New York, NY 10038 (the “Company”), and HABIB NOOR, residing at 115 Overlook Road, Pomona, NY 10970 (the “Employee”).

Recitals

A.           The Employee is currently employed by Searchpoint 1 Inc. (“Current Employer”), and the Company is acquiring, among other things, substantially all of the assets of the Current Employer pursuant to the terms of that certain Foreclosure and Asset Purchase Agreement (as the same may be amended, modified and/or restated from time to time, the “APA”), dated as of March 24, 2010, by and among (i) Rosenthal & Rosenthal, Inc., a New York corporation, (ii) GT Systems Inc., a New York corporation (“GT”), (iii) Eric Goldstein, (iv) GT’s operating affiliates party thereto including, among others, the Current Employer, (v) the Company, (vi) Corporate Resource Services, Inc., a Delaware corporation, and (vii) Tri-State Employment Services, Inc., a Nevada corporation.

B.           The business of the Current Employer is the permanent placement of employees with clients primarily in, but not limited to, the informational technology field (the “Business”), and the Company intends to operate the Business as a division of the Company (the “Division”).

C.           The Company desires to employ the Employee and the Employee desires to be employed by the Company effective on the Closing Date (as such term is defined in the APA) (such effective date, the “Employment Date”, as further described in Paragraph 8).

D.           Contemporaneously with the execution of this Agreement, the Company and Noor Associates, Inc. (“Noor”), a New York corporation owned 100% by the Employee, are entering into that certain Services Agreement, dated the date hereof (the “Services Agreement”), and the parties hereto agree and acknowledge that this Agreement shall not be effective unless the Services Agreement is also effective.

NOW, THEREFORE, the Company and the Employee, in consideration of the agreements, covenants and conditions herein, hereby agree as follows:

1.           Retention as Employee; Duties; Other Employees.

(a)           The Company hereby employs the Employee as the President of the Division for the Employment Period (as defined in Paragraph 8(a)) to perform, consistent with his title and subject to the direction of and reporting to the Chief Executive Officer, the President and/or the Chief Operating Officer of the Company, the management of the day-to-day operations of the Division, including without limitation, managing (which shall include hiring, firing and compensation decisions) the Other Employees (as hereinafter defined) in compliance with all applicable laws  and such other duties consistent with his title as the Chief Executive Officer, the President and/or the Chief Operating Officer of the Company may request.  Such services, acts and other things shall include, without limitation, (i) the permanent placement of employees with clients of the Division, and (ii) assisting the Company in conducting the Business.  The Employee hereby accepts such employment and agrees to devote his full time, attention and energies to the performance of his duties hereunder; provided, however, that, subject to the terms of Paragraphs 4, 5 and 6, the Employee may (A) engage in charitable activities and community affairs, (B) manage his personal investments and affairs and (C) manage Noor and any other staffing business that the Employee may own, in whole or in part.

(b)           In furtherance of the operation of the Business by the Division, the Company agrees that promptly following the Employment Date it shall offer “at will” employment to each of April McHugh, Bari Goldberg and Jacob Eletto (each, an “Other Employee” and, collectively, the “Other Employees”), on such terms as the Company may determine, which shall be substantially similar terms as their current terms of employment (but which shall not include a definite term of employment), provided that (i) the aggregate amount of the annual cash compensation offered to all the Other Employees shall not be more than $200,000 (the “Aggregate Cap”), and (ii) each Other Employee shall receive comparable benefits and leave, with the same terms and conditions of participation, as they currently receive.  The Employee hereby agrees to reimburse the Company for such cash compensation, including, but not limited to, commissions due to Other Employees (“Other Employee Commissions”), as may be paid by the Company to the Other Employees at the direction of the Employee in excess of the Aggregate Cap and any out-of-pocket monies payable by the Company in connection with such excess.  Such reimbursement shall be made by the Employee within 10 days following the delivery by the Company to the Employee of an invoice setting forth the amount payable hereunder and in the event that the Employee shall fail to make any such reimbursement on a timely basis, the Company may offset the amount so owed hereunder from any monies payable to the Employee pursuant to this Agreement.  Notwithstanding anything herein to the contrary, in the event that the aggregate amount of the annual cash compensation of the Other Employees (“Other Employee Salaries”) is less than the Aggregate Cap, the Company shall be responsible solely for the payment of the Other Employee Salaries, and not for any Other Employee Commissions or other compensation or out-of-pocket monies.  Employee hereby agrees to provide a schedule of Other Employee Commissions to the Company on a weekly basis.  The Company hereby agrees that in the event that any Other Employee accepts such offer of employment, so long as this Agreement is in effect the Company shall not terminate the employment of any such Other Employee other than for Other Employee Cause (as defined below), without the prior consent of the Employee.  The parties hereto acknowledge and agree that the employment of the Other Employees can be terminated only with the Employee’s consent as set forth in the preceding sentence or for Cause.  Notwithstanding anything herein to the contrary, in the event that any Other Employee accepts such offer of employment and is so employed by the Company, (A) nothing herein shall constitute an employment agreement with such Other Employee and such Other Employee shall be employed by the company “at will” and (B) none of the Other Employees shall be deemed to be a third party beneficiary of this Agreement.

(c)           For purposes of clause (b) above, “Other Employee Cause” shall mean that the Other Employee has:  (i) committed an act of fraud upon the Company; (ii) been convicted of or pleaded guilty or nolo contendre to any felony charge; (iii) been convicted of or pleaded guilty or nolo contendre to any misdemeanor charge involving theft, fraud or other financial impropriety; (iv) misappropriated any funds, property or rights of the Company; (v) violated any policy of the Company and failed to cure such violation, if curable, within 30 days after written notice from the Company setting forth with particularity such violation; or (vi) subject to applicable law, failed, because of illness or incapacity, to render the services contemplated by his or her employment for 120 days in any 365-day period.  In the event that Employee disputes any dismissal of an Other Employee for Other Employee Cause, such Other Employee shall be placed on paid leave until the dispute between the Company and the Employee is resolved.

(d)           In the event the employment of any of the Other Employees is terminated as permitted herein, whether or not for Other Employee Cause, or in the event of the death or resignation of any of the Other Employees, the Employee may retain a natural person he shall select to replace such Other Employee, and such person shall be deemed to be an Other Employee and his or her employment shall be subject to the terms and conditions set forth in clauses (b) and (c) above and this clause (d).  In addition, Employee may hire additional natural persons as employees of the Division, subject to space limitations of the Company and the Business having grown in a sufficient amount to support such additional employees of the Division.  Any such persons shall be deemed to be an Other Employee and his or her employment shall be subject to the terms and conditions set forth in clauses (b) and (c) above and this clause (d).  Notwithstanding the foregoing, the Aggregate Cap shall not be increased in the event that the number of Other Employees changes.

2.           Compensation.  For all services rendered hereunder by the Employee, during the Employment Period the Company shall pay the Employee such amounts as set forth below.

(a)           The Company shall pay to the Employee compensation at an annual rate of $600,000 (such annual rate, the “Base Salary”) for full-time work, payable in periodic installments in accordance with the Company’s regular payroll practices, as in effect from time to time, and subject to applicable withholdings.

(b)           The Company shall pay to the Employee a bonus in an amount equal to 70% of Revenues (as hereinafter defined) in excess of $525,000 received during each consecutive 12-month period during the Employment Period (each such 12-month period, a “Bonus Period”), commencing on the Employment Date (the “Bonus”).  Within 15 days following the end of each three-month period during a Bonus Period (the “Bonus Increment Period”), the Company shall pay the Employee an amount (a “Bonus Increment”) equal to 70% of Revenues in excess of $525,000 (the “Measuring Increment”)  minus any Measuring Increment for which a Bonus Increment was paid in a prior Bonus Increment Period, if any, due as of the last day of such Bonus Increment Period (net of applicable wage withholding).  By way of example, if, in the first Bonus Increment Period Revenues were $525,000 so no Bonus Increment was paid; in the second Bonus Increment Period Revenues were $725,000 and a Bonus Increment was paid on the $200,000 Measuring Increment, then in the third Bonus Increment Period, if Revenues were $825,000 the Employee would receive a Bonus Increment Payment on the $100,000 Measuring Increment (Measuring Increment for the third Bonus Increment Period minus the Measuring Increment for the second Bonus Increment Period).  Notwithstanding the foregoing, in the event that this Agreement is terminated or expires for any reason, Employee shall be entitled to a Bonus Increment on any Revenues received from clients of the Division to whom introductions were made and interviews scheduled by the Employee or the Other Employees prior to such termination, even if the Revenues are received by the Company after the date of such termination or expiration.  For purposes hereof, “Revenues” means the gross receipts accrued or received (exclusive of taxes) from services rendered by the Company to clients of the Division with respect to the Business during the Term.  Any gross receipts after termination accrued or received are not included in the definition of Revenues.

3.	Benefits.

(a)           The Employee shall be entitled to (i) paid vacation time of not less than four weeks, per twelve month period to be taken at the mutual convenience of the Employee and the Company, (ii) paid holidays and floater holidays in accordance with the regular policies and procedures of the Company and (iii) additional time off in the discretion of the Chief Executive Officer, the President, and/or the Chief Operating Officer of the Company.

(b)           The Employee shall receive benefits, if any, comparable benefits as he currently receives with the same terms and condition of participation, which shall include medical (including family coverage) and may include dental, vision, life insurance, long term and short term disability, flexible spending accounts and 401(k) plan, subject to all the terms of the employee benefit plans applicable to any such benefits.

(c)           The Company shall reimburse the Employee for all reasonable out-of-pocket expenses incurred by the Employee with the Company’s prior written consent in the performance of his duties hereunder, against delivery to the Company of substantiation thereof, including written receipts therefor, in accordance with the Company’s policies and procedures; provided, however, the Employee shall not be required to obtain such prior written consent with respect to the incurrence of any expenses of less than $750 in the aggregate per month.  Any reimbursements payable pursuant hereto shall be paid by the Company within 30 days following receipt by the Company of such substantiation referred to therein.

(d)           The Employee shall be liable for any income or other taxes payable in connection with any and all benefits or payments pursuant to clause (b) and (c) above to the extent such benefits and payments are deemed subject to any income or other taxes.

4.	Non-Solicitation.

(a)           The Employee acknowledges that the provisions of Paragraphs 4(a), (b) and (c) are reasonable and necessary for the protection of the Company.

(b)           During his term of employment with the Company and for a period ending 18 months after the Employee ceases employment for any reason, the Employee, without the prior written consent of the Company, shall not directly or indirectly (i) solicit, employ or retain any person who was employed or retained by the Company while the Employee was employed by the Company, other than the Other Employees and the temporary employees of Noor, (ii) interfere with or endeavor to entice away from the Company any Client (as hereinafter defined) of the Company, or (iii) solicit any Client to provide such Client with any services relating to the Business.  For purposes of this Agreement, “Client” means any person, firm, corporation or other entity to whom the Company provided services in the course of the Employee’s employment with the Company other than any such person, firm, corporation or other entity which was provided services solely by the Division during the course of the Employee’s employment with the Company.  In the event that both the Company or any affiliate thereof and the Division have provided services to a Client, then the provisions of Paragraphs 4(a), (b) and (c) shall not apply to such Client.

(c)           If any provision of Paragraphs 4(a), (b) and (c) is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

(d)           The Company acknowledges that the provisions of Paragraphs 4(d), (e) and (f) are reasonable and necessary for the protection of the Employee.

(e)           During the term of the Employee’s employment with the Company and for a period ending 18 months after the Employee ceases employment for any reason, the Company, without the prior written consent of the Employee, shall not directly or indirectly (i) solicit, employ or retain any of the Other Employees or the temporary employees of Noor, (ii) interfere with or endeavor to entice away from the Division any Division Client (as hereinafter defined), (iii) interfere with or endeavor to entice away from Noor any client of Noor, or (iv) solicit any Division Client or client of Noor to provide such Division Client or client of Noor with any services relating to the Business.  For purposes of this Agreement, “Division Client” means any person, firm, corporation or other entity to whom the Division, and no other division or other part of the Company, provided services in the course of the Employee’s employment with the Company.  In the event that both the Company or any affiliate thereof and the Division have provided services to a Division Client, then the provisions of Paragraphs 4(d), (e) and (f) shall not apply to such Division Client.

(f)           If any provision of Paragraphs 4(d), (e) and (f) is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

5.	Confidentiality.

(a)           The Employee acknowledges and agrees that:  (i) as a result of his employment by the Company, the Employee has obtained and will obtain proprietary, trade secret and confidential information concerning the business of the Company (which for the purposes of Paragraphs 5(a), (b) and (c) shall not include the Business of the Division or the Division) and other discoveries, ideas, concepts, software, plans, techniques, models, data, or documentation relating to strategic and business plans; pricing information and analyses; profit margins; research and development activities, investments and plans; service positioning and related strategies; customer identities and customer-related information; new product plans; marketing techniques and materials, marketing and development plans, target markets; expansion plans and strategies; price lists, cost and pricing policies; and financial information and forecasts (collectively, “Confidential Information”); (ii) the Company will suffer substantial harm and damage which would likely be difficult to fully quantify if the Employee breaches any of the terms, provisions and conditions of Paragraphs 5(a), (b) and (c); and (iii) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

(b)           The Employee agrees that he will not at any time, either during the term of the Agreement or thereafter, divulge to any person, firm, corporation or any other entity or otherwise make use of any Confidential Information obtained or learned by him during the course of his employment with the Company, or prior to the commencement hereof, with regard to the operational, financial, business or other affairs of the Company, its officers and directors except (i) in the course of performing his duties hereunder, (ii) with the Company’s express written consent, (iii) to the extent that any such information is in the public domain other than as a result, directly or indirectly, of the Employee’s breach of any of his obligations hereunder or of any other duty to the Company, or (iv) where required to be disclosed by court order, subpoena or other government process.  In the event that the Employee shall be required to make a disclosure pursuant to the provisions of clause (iv) above, the Employee promptly, but in no event more than 48 hours after learning of such subpoena, court order or government process nor less than 24 hours prior to the return date for any such subpoena, court order or other government process, shall notify (by personal delivery or by telecopy, confirmed by mail) the Company and, at the Company’s expense, the Employee shall (1) take all necessary steps requested by the Company to defend against the enforcement of such subpoena, court order or government process, and (2) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

(c)           Upon the cessation of his employment with the Company for any reason, or at any time the Company may so request, the Employee will promptly deliver to the Company all data, memoranda, notes, record, reports, manuals, drawing, blueprints, computer code and other documents and all computer software, hardware and discs and any other memory storage facility (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control, other than information relating to his own compensation and employee benefits.

(d)           The Company acknowledges and agrees that:  (i) as a result of its employment of the Employee, the Company has obtained and will obtain proprietary, trade secret and confidential information concerning the Business and the business of Noor and other discoveries, ideas, concepts, software, plans, techniques, models, data, or documentation relating to strategic and business plans; pricing information and analyses; profit margins; research and development activities, investments and plans; service positioning and related strategies; customer identities and customer-related information; new product plans; marketing techniques and materials, marketing and development plans, target markets; expansion plans and strategies; price lists, cost and pricing policies; and financial information and forecasts related to the Business or the business of Noor (collectively, “Employee Confidential Information”); (ii) the Employee will suffer substantial harm and damage which would likely be difficult to fully quantify if the Company breaches any of the terms, provisions and conditions of Paragraphs 5(d), (e) and (f); and (iii) the provisions of this Agreement are reasonable and necessary for the protection of the Business and the business of Noor.

(e)           The Company agrees that it will not at any time, either during the term of the Agreement or thereafter, divulge to any person, firm, corporation or any other entity or otherwise make use of any Employee Confidential Information obtained or learned by it during the course of the Employee’s employment with the Company,  with regard to the operational, financial, business or other affairs of the Division or Noor, except (i) in the course of performing its duties hereunder, (ii) with the Employee’s express written consent, (iii) to the extent that any such information is in the public domain other than as a result, directly or indirectly, of the Company’s breach of any of its obligations hereunder or of any other duty to the Employee, or (iv) where required to be disclosed by court order, subpoena or other government process.  In the event that the Company shall be required to make a disclosure pursuant to the provisions of clause (iv) above, the Company promptly, but in no event more than 48 hours after learning of such subpoena, court order or government process nor less than 24 hours prior to the return date for any such subpoena, court order or other government process, shall notify (by personal delivery or by telecopy, confirmed by mail) the Employee and, at the Employee’s expense, the Company shall (1) take all necessary steps requested by the Employee to defend against the enforcement of such subpoena, court order or government process, and (2) permit the Employee to intervene and participate with counsel of his choice in any proceeding relating to the enforcement thereof.

(f)           Upon the cessation of his employment with the Company for any reason, or at any time the Employee may so request, the Company will promptly deliver to the Employee all data, memoranda, notes, record, reports, manuals, drawing, blueprints, computer code and other documents and all computer software, hardware and discs and any other memory storage facility (and all copies thereof) relating solely to the Business, the Division or Noor and all property associated therewith, which it may then possess or have under its control.

6.           Intentionally Omitted.

7.	Breach of Certain Provision.

(a)           If the either party commits a breach, or threatens to commit a breach, of any of the provisions of Paragraphs 4 or 5, as applicable, then the other party shall have the right and remedy: (i) to have the provisions of this Agreement specifically enforced (without posting bond) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Employee or the Company, as applicable, of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such provisions, it being acknowledged and agreed by the parties that any such breach or threatened breach will cause irreparable injury to the Company and/or the Employee, as applicable, and that money damages will not provide an adequate remedy to the Company and/or the Employee, as applicable; (ii) to require the Employee and/or the Company, as applicable to account for and pay over to the Company and/or the Employee, as applicable, all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by the Employee and/or the Company, as applicable as the result of any transactions constituting a breach of any of the provisions of Paragraphs 4 or 5 and the Employee and/or the Company, as applicable, hereby agrees to account for and pay over such Benefits to the Company and/or the Employee; and (iii) in the case of the Company, to immediately terminate this Agreement for Cause pursuant to Paragraph 7(a) and in the case of the Employee, to terminate this Agreement for Good Reason pursuant to Paragraph 8(d).

(b)           Each of the rights and remedies enumerated in this Paragraph 7 shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.

8.	Term and Termination.

(a)           Except for the provisions of Paragraph 9, Paragraph 10, Paragraph 11 and Paragraph 12, which shall be effective as of the date hereof, this Agreement shall be effective (the “Effective Date”) on the date on which the transactions contemplated by APA are consummated and become effective.  The term of this Agreement shall be for the period commencing on the Employment Date and terminating on the third anniversary thereof (such period, the “Employment Period”).  Notwithstanding the foregoing, (i) Paragraph 9, Paragraph 10, Paragraph 11 and Paragraph 12 shall be in full force and effect as of the date of this Agreement and shall survive any termination or expiration of this Agreement and (ii) Employee’s employment with the Company shall automatically terminate upon the death of the Employee and may be terminated at any time by the Company, without prior notice, for Cause (as hereinafter defined) or as otherwise set forth in this Paragraph 8.  The Employee hereby acknowledges and agrees that nothing in this Agreement shall be deemed to obligate the Company to consummate the transactions contemplated by the APA pursuant to the terms thereof of or otherwise.  In the event that the APA is terminated, the provisions set forth in Paragraph 9, Paragraph 10, Paragraph 11 and Paragraph 12 shall remain in full force and effect.  If the APA is terminated and the Company or any affiliate thereof enters into an agreement for a transaction substantially similar to the transaction contemplated by the APA with the parties thereto within 12 months of the date hereof, then this Agreement shall become effective on the date on which the transactions contemplated by such agreement are consummated and become effective

(b)           Termination of employment by the Company for Cause pursuant to Paragraph 8(a) shall be effective on the date of delivery of written notice of termination, which notice shall set forth the basis for such termination, and as of such effective date, the Employee shall no longer be entitled to any Base Salary, bonus or any other benefits hereunder, provided that the Company shall pay the Employee (1) any Base Salary and Bonus accrued through such effective date of termination and Bonus as set forth in Section 2(b) above, (2) any benefits owed pursuant to the terms of any employee benefit plans in which the Employee is a participant at such effective date, and (3) any out-of-pocket expenses for which the Employee is entitled to be reimbursed pursuant to Paragraph 3(c) as of such effective date (such amounts pursuant to clauses (1)-(3) collectively, the “Accrued Amounts”).

(c)           For purposes of this Agreement, “Cause” shall mean that the Employee has (1) committed an act of fraud upon the Company; (2) been convicted of or pleaded guilty or nolo contendre to any felony charge not involving an automobile; (3) been convicted of or pleaded guilty or nolo contendre to any misdemeanor charge involving theft, fraud or other financial impropriety against or in connection with the Company or any affiliate thereof; (4) misappropriated any material funds, property or rights of the Company; (5) breached any obligation created by Paragraphs 4 or 5 of this Agreement and such breach is not curable or failed to cure such violation, if curable, within 30 days after written notice from the Company setting forth with particularity such violation; or (6) violated any material written policy of the Company of which Employee had been provided written notice of and failed to cure such violation, if curable, within 30 days after written notice from the Company setting forth with particularity such violation.

(d)           The Employee may, at his option, terminate this Agreement for Good Reason by providing at least 30 days advance written notice to the Company of such termination.  “Good Reason” shall mean the occurrence of any one or more of the following events without the prior consent of the Employee:

(i)
The occurrence of a Change of Control. For purposes of this Agreement, “Change of Control” means, with respect to the Company and whether in one transaction or a series of related transactions, (A) any transfer, assignment or sale of all or substantially all of the capital stock or assets of the Company or the Division to any entity other than an affiliate of the Company, or (B) any merger, consolidation, share exchange, tender offer or similar transaction with a non-affiliate where the Company is not the surviving entity.

(ii)
The failure by the Company to make any payment due to Employee pursuant to this Agreement, provided that Employee may only terminate this Agreement for Good Reason pursuant this clause (d)(ii) if the Company has not cured the asserted basis for such resignation within 30 days after its receipt from the Employee of written notice setting forth in reasonable detail the circumstances giving rise to such resignation for Good Reason.

(iii)	The taking of any action or inaction by the Company which constitutes a material incurable breach of the terms of Paragraph 4 or Paragraph 5 of this Agreement.

(e)           If, during the Employment Period, the Company terminates the Employee’s employment for a reason other than Cause, death, or Disability (as hereinafter defined), or if the Employee terminates his employment for Good Reason, the Company shall, subject to the Employee’s continued full performance of his obligations set forth in Paragraphs 4 and 5 hereof, pay to the Employee (or his estate, beneficiary or legal representative) an amount equal to the aggregated Base Salary which would be due to the Employee for the remainder of the Employment Period (the “Severance Payment”).  The Severance Payment shall be paid in periodic installments as follows:

(i)  if the Employee’s employment is terminated pursuant to this Paragraph 8(e) during the first year of the Employment Period, the Severance Payment shall be paid in accordance with Paragraph 2(a) of this Agreement;

(ii)  if the Employee’s employment is terminated pursuant to this Section 8(e) during the second year of the Employment Period, the Severance Payment shall be paid at a rate of $9,000 per week until the entirety of the Severance Payment has been paid to the Employee; or

(iii)  if the Employee’s employment is terminated pursuant to this Section 8(e) during the third year of the Employment Period, the Severance Payment shall be paid at a rate of $6,000 per week until the entirety of the Severance Payment has been paid to the Employee.

(f)           If the Employee’s employment ends as a result of death or a termination of employment by the Company by reason of the failure, because of illness or incapacity (and subject to applicable law) , of the Employee to render the services contemplated by this Agreement for 120 days in any 365-day period (“Disability) at any time during the first two years of the Employment Period, the Company shall pay the Employee (or his estate, beneficiary or legal representative) an amount equal to the unpaid balance of the aggregated Base Salary for such two year period.

(g)           If the Employee’s employment ends as a result of death or a termination of employment by the Company for Disability any time during the third year of the Employment Period, the Company shall pay the Employee (or his estate, beneficiary or legal representative) an amount equal to the unpaid balance of the Base Salary through the end of the Employment Period, plus an additional amount equal to one-quarter of the Base Salary for such year.

(h)           Any payments required to be made under Paragraph 8(f) or 8(g) shall be made in accordance with Paragraph 2(a) of this Agreement.

(i)           Notwithstanding anything else contained herein to the contrary, if the aggregate of the payments to be made under this Agreement as a result of a Change of Control, either alone or together with other payments to which the Employee is entitled from the Company, would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations and guidelines issued thereunder (the “Code”)), such aggregate payments shall be reduced to the largest amount that can be received by the Employee without incurring an excise tax under Section 4999(a) of the Code; provided, however, that such reduction shall occur only if the after-tax value of the payments to the Employee calculated with the foregoing reduction exceed the after-tax value of the payments to the Employee without the foregoing reduction.  The determination of any reduction in payments hereunder pursuant to the foregoing provisions shall be made in good faith by the Company in consultation with the Employee, or, in the sole discretion of the Company, by a nationally recognized accounting firm, after the Company provides material information for this purpose to and consults with the Employee.  Such determination shall be conclusive and binding on the Employee.

9.           General Release.  In exchange for the consideration set forth in this Agreement, the adequacy and sufficiency of which are acknowledged, the Employee, on behalf of himself and his current and former agents, attorneys and employees, and the heirs, executors, administrators, receivers, predecessors, successors and assigns of each of the foregoing persons and entities (collectively, “Releasor”), does hereby irrevocably and unconditionally release and forever discharge (i) Corporate Resource Development, Inc., Corporate Resource Services, Inc., Tri-State Employment Services, Inc., Tri-State Employment Inc. and Accountabilities, Inc. (ii) all persons and entities which control, are controlled by or are under common control with any of the persons or entities referred to in clause (i) above, (iii) any and all present or former officers, directors, partners, members, shareholders, direct and indirect owners, affiliates and principals (disclosed or undisclosed), of any of the persons or entities referred to in clauses (i) and (ii) above, including, without limitation, John Messina, Jay H. Schecter, Robert Cassera, Jeffrey Raymond and Janet Colon, and (iv) any successors or assigns of any of the persons or entities referred to in clauses (i), (ii) or (iii) above (the persons and entities referred to in clauses (i) through (iv) above shall be collectively referred to herein as the “General Releasees”) from any and all claims, accounts, actions, agreements, bonds, bills, causes of action, charges, controversies, complaints, contracts, covenants, damages, demands, dues, guaranties, judgments, liabilities, obligations, promises, specialties, sums of money or suits of any kind or nature whatsoever, whether in law, admiralty, equity, contract or otherwise (including arbitration) based on any matter whatsoever, and whether known or unknown or foreseen or unforeseen or suspected or unsuspected, which Releasor may have had, now has, or may ever have against the General Releasees, singly or in any combination, on account of, arising out of, or is in connection with any thing, cause, matter, transaction, act or omission of any nature whatsoever, including, without limitation: (a) a certain Nondisclosure Agreement entitled “Non-Disclosure Agreement Between Habib Noor and Jeffrey Raymond of Accountabilities, Inc.,” purportedly executed on or about February 18, 2010 by Habib Noor, Jeffrey Raymond and John Messina; (b) a certain Nondisclosure Agreement entitled “Non-Disclosure Agreement Between Habib Noor and Tri-State Employment Inc.,” purportedly executed on or about February 23, 2010 by Habib Noor, John Messina, and Robert Cassera; (c) the sale or proposed sale of any of the assets of GT Systems Inc. and its affiliates to Corporate Resource Development Inc. and/or its affiliates (the “Asset Sale”); (d) the APA; and (e) any and all agreements, whether oral or written purporting to cover the subject matter covered by the agreements or transactions set forth in clauses (a), (b), (c) or (d) above, and (f) any and all negotiations and communications (including, without limitation, letters of intent) between and among any of Releasor and the General Releasees that relate to, arise out of or are in connection with (directly or indirectly) the Sale or the APA.  Notwithstanding the foregoing, the Parties hereto acknowledge and agree that this Paragraph 9 shall not apply to any claims, accounts, actions, agreements, bonds, bills, causes of action, charges, controversies, complaints, contracts, covenants, damages, demands, dues, guaranties, judgments, liabilities, obligations, promises, specialties, sums of money or suits of any kind or nature whatsoever, arising out of or in connection with this Agreement and/or the Services Agreement.

10.           Limited Release.  In exchange for the consideration set forth in this Agreement, the adequacy and sufficiency of which are acknowledged, Releasor does hereby irrevocably and unconditionally release and forever discharge (i) Rosenthal & Rosenthal, Inc., GT Systems Inc., Accounteknology Group Inc., Aldan Troy Group, Inc., B. Barnes Associates Inc., Creative Network Systems Inc., Decorum Consulting Group Inc., Diversity Services of DC, Inc., Diversity Staffing, Inc., F.S.I. Services, Inc., H R Staffing Inc., J.D. & Tuttle Hospitality Staffing, Inc., Lerner, Cumbo & Associates, Inc., On The Marks Personnel Inc., Paulson Search Inc., People Finders Plus, Inc., Personnel Specialist Inc., Prompt Personnel Associates Inc., Pyramid Staffing Service, Inc., RWP Solutions Inc., Searchpoint1 Inc., Segue Search of Connecticut, Inc., Segue Search, Inc., Staff  “One” Inc., Staff Design, Inc., Staffing Remedies Inc., Staffing Remedies, LLC, Staffing Unlimited.Com Inc., Strategic Resources Staffing Inc., Synergy Personnel Inc., TDF Consulting Group Inc., Temporary Alternatives, Inc., Temporary Services Inc., The Drayer Search Group Inc., The Employment Sources Inc., The Gold Standard Inc., The Miller Cang Agency Inc., The Professionals Personnel Inc., The Tuttle Agency Inc., Triangle Personnel Associates Inc., Troy Associates Inc., Tuttle Agency of Pennsylvania, Inc., Eric Goldstein, and Integrated Consulting Group of NY LLC, (ii) all persons and entities which control, are controlled by or are under common control with any of the persons or entities referred to in clause (i) above, (iii) any and all present or former officers, directors, partners, members, shareholders, direct and indirect owners, affiliates, principals (disclosed or undisclosed), agents, representatives, employees, consultants, administrators and legal representatives of any of the persons or entities referred to in clauses (i) and (ii) above, and any agents, representatives, employees, consultants, administrators and legal representatives of the General Releasees, and (iv) any successors or assigns of any of the persons or entities referred to in clauses (i), (ii) or (iii) above (the persons and entities referred to in clauses (i) through (iv) above shall be collectively referred to herein as the “Limited Releasees”) from any and all claims, accounts, actions, agreements, bonds, bills, causes of action, charges, controversies, complaints, contracts, covenants, damages, demands, dues, guaranties, judgments, liabilities, obligations, promises, specialties, sums of money or suits of any kind or nature whatsoever, whether in law, admiralty, equity, contract or otherwise (including arbitration) based on any matter whatsoever, and whether known or unknown or foreseen or unforeseen or suspected or unsuspected, which Releasor may have had, now has, or may ever have against the Limited Releasees, singly or in any combination, on account of, arising out of, or is in connection with (a) a certain Nondisclosure Agreement entitled “Non-Disclosure Agreement Between Habib Noor and Jeffrey Raymond of Accountabilities, Inc.,” purportedly executed on or about February 18, 2010 by Habib Noor, Jeffrey Raymond and John Messina; (b) a certain Nondisclosure Agreement entitled “Non-Disclosure Agreement Between Habib Noor and Tri-State Employment Inc.,” purportedly executed on or about February 23, 2010 by Habib Noor, John Messina, and Robert Cassera; (c) the sale or proposed sale of any of the assets of GT Systems Inc. and its affiliates to Corporate Resource Development Inc. and/or its affiliates (the “Asset Sale”); (d) the APA; and (e) any and all agreements, whether oral or written purporting to cover the subject matter covered by the agreements or transactions set forth in clauses (a), (b), (c) or (d) above, and (f) any and all negotiations and communications (including, without limitation, letters of intent) between and among any of Releasor and the Limited Releasees that relate to, arise out of or are in connection with (directly or indirectly) the Asset Sale or the Asset Purchase Agreement.  Notwithstanding the foregoing, the release contained in Section 10 shall be of no force and effect and Releasor shall not be deemed to have provided any release to Limited Releases in the event any Limited Releasee initiates any action against any Releasor with respect to any issue set forth in clauses (a) through (f) above.

11.           Company Release.  In exchange for the consideration set forth in this Agreement, the adequacy and sufficiency of which are acknowledged, Corporate Resource Development, Inc., Corporate Resource Services, Inc., Tri-State Employment Services, Inc., Tri-State Employment Inc., and Accountabilities, Inc., on behalf of themselves and their current and former agents, attorneys and employees, and the heirs, executors, administrators, receivers, predecessors, successors and assigns of each of the foregoing persons and entities (collectively, “ Company Releasor”), do hereby irrevocably and unconditionally release and forever discharge the Employee from any and all claims, accounts, actions, agreements, bonds, bills, causes of action, charges, controversies, complaints, contracts, covenants, damages, demands, dues, guaranties, judgments, liabilities, obligations, promises, specialties, sums of money or suits of any kind or nature whatsoever, whether in law, admiralty, equity, contract or otherwise (including arbitration) based on any matter whatsoever, and whether known or unknown or foreseen or unforeseen or suspected or unsuspected, which a Company Releasor may have had, now has, or may ever have against the Employee, singly or in any combination, on account of, arising out of, or is in connection with any thing, cause, matter, transaction, act or omission of any nature whatsoever, including, without limitation: (a) a certain Nondisclosure Agreement entitled “Non-Disclosure Agreement Between Habib Noor and Jeffrey Raymond of Accountabilities, Inc.,” purportedly executed on or about February 18, 2010 by Habib Noor, Jeffrey Raymond and John Messina; (b) a certain Nondisclosure Agreement entitled “Non-Disclosure Agreement Between Habib Noor and Tri-State Employment Inc.,” purportedly executed on or about February 23, 2010 by Habib Noor, John Messina, and Robert Cassera; (c) the Asset Sale (d) the APA; and (e) any and all agreements, whether oral or written purporting to cover the subject matter covered by the agreements or transactions set forth in clauses (a), (b), (c) or (d) above (f) any and all negotiations and communications (including, without limitation, letters of intent) between and among any of the Company Releasor and the Employee that relate to, arise out of or are in connection with (directly or indirectly) the Asset Sale or the APA.  Notwithstanding the foregoing, the Parties hereto acknowledge and agree that this Paragraph 11 shall not apply to any claims, accounts, actions, agreements, bonds, bills, causes of action, charges, controversies, complaints, contracts, covenants, damages, demands, dues, guaranties, judgments, liabilities, obligations, promises, specialties, sums of money or suits of any kind or nature whatsoever, arising our of or in connection with this Agreement and/or the Services Agreement.

12.	Miscellaneous.

(a)           The parties hereto agree and acknowledge that the Company shall be responsible for the collection of all revenues generated by the Division.

(b)           This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.  Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any New York State or United States Federal Court located in New York County over any action or proceeding arising out of this Agreement or the employment relationship between them, and each party hereby irrevocably agrees that all claims in respect of such action or proceeding may be held and determined in such New York State or Federal Court.  Each party hereto hereby waives any right to a jury trial in any civil action in which they are adverse parties and which arises from the employment relationship between them including, without limitation, any actions asserting statutory claims, common law tort claims, or breach of contract claims (including, without limitation, claims arising out of or related in any way to this Agreement).  Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.  Each party hereby further waives, to the fullest extent permitted by law, any objection he or it may nor or hereafter have to the laying of venue in New York County and any objection to any action or proceeding in New York County on the basis of an inconvenient forum.

(c)           Arbitration.  Notwithstanding the foregoing clause (b), the Company and the Employee agree that any dispute, controversy or claim between the parties arising out of, relating to or concerning the Employee’s employment with the Company, termination of such employment or this Agreement shall be finally settled by arbitration in New York, New York before and in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association before a single arbitrator.  The arbitrator’s award shall be final and binding upon all parties and judgment upon the award may be entered in any court of competent jurisdiction in any state of the United States.  Each party shall bear its own costs and expenses incurred in connection with any such arbitration proceeding.  For purposes of any actions or proceedings ancillary to the arbitration referenced above, the Company and the Employee agree to submit to the exclusive jurisdiction of a state court or federal court located in the City of New York, New York; provided that, if a federal court has jurisdiction over the subject matter thereof, then such action shall be brought in federal court.

(d)           The Employee acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the restrictive covenants set forth in Paragraph 4 are reasonable in geographical and temporal scope and in all other respects.  If any of the rights or restrictions contained or provided for in this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable by reason of the extent, duration or geographical scope, the parties agree that the court shall reduce such extent, duration, geographical scope and enforce this Agreement in its reduced form for all purposes in the manner contemplated hereby to the maximum extent enforceable by law.  Should any of the provisions of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing this Agreement shall not apply a presumption that any provision shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agents prepared the same, it being agreed that both parties and their respective agents have participated in the preparation of this Agreement.

(e)           Subject to the requirement contained in the Employment Agreement dated April 7, 2003 between GT System Inc. and the Employee, to provide 20 days notice for resignation or other termination, the Employee further acknowledges and agrees that the execution and delivery of this Agreement by the Employee does not (i) conflict with or violate any law applicable to each of the Employee or (ii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation, oral or written, to which the Employee is a party or by which the Employee is bound.

(f)           EXCEPT AS OTHERWISE SET FORTH IN PARAGRAPHS 4, 5, 6 AND 7 OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOSS OF PROFIT, INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(g)           This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof and is intended to supersede all prior negotiations, understandings and agreements.  No provision of this Agreement may be waived or amended, except by a writing signed by the parties hereto.

(h)           This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument.  This Agreement may be executed by facsimile or electronic (pdf.) signatures and such signature will be deemed binding for all purposes of this Agreement, without delivery of an original signature being thereafter required.

(i)           The Employee may not assign this Agreement, or any right or obligation hereunder, without the prior written consent of the Company.  Any such attempted assignment shall be null and void.

(j)           This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, assigns and personal representatives.

(k)           Any and all notices or other communications hereunder shall be sufficiently given if sent by hand, overnight courier or by certified mail, return receipt requested, postage prepaid, addressed to the party to receive the same at its or his address set forth on page 1 hereof, or to such other address as the party to receive the same shall have specified by written notice given in a manner provided for in this Paragraph 12(k).  Such notices or other communications shall be deemed to have been given upon receipt if given by hand or by overnight courier and three days after the date deposited in the mail.

(l)           It is intended that this Agreement comply with § 409A of the Code, to the extent this Agreement is otherwise subject thereto, and this Agreement shall be interpreted consistent therewith.

(m)           The parties hereto acknowledge and agree that Employee and the Chief Operating Officer of the Company shall mutually agree on an annual advertising budget for the Division.

13.           Termination and Transition.  On termination or expiration of this Agreement, the Company promptly shall deliver all Confidential Information and other assets of the Business of the Division to Employee, free and clear of all liens, claims and encumbrances.  The Company will cooperate with the Employee in transitioning all work in progress to the Employee, or the Employee’s designee, and will otherwise cooperate with the Employee as reasonably requested to prevent disruption to the business and operations; and (b) each party shall return to the other party or certify in writing to the other party that it has destroyed all documents and other tangible items that it or its employees, contractors and agents have received or created pertaining, referring or relating to the Confidential Information of the other party furnished under this Agreement, and erase or destroy all electronic or magnetic records in computer memory, tape or other media containing any Confidential Information, provided however a party may retain on a confidential basis copies of documents required to comply with legal obligations.  Termination of this Agreement shall not limit either party from pursuing any other remedies available to it at law or in equity.

14.           Exercise of Rights.  Neither the Company nor any affiliate shall assert any right or claim it may acquire from any of the Limited Releasees against Employee or any of his affiliates in connection with the Asset Sale or any agreement or purported agreement between any of the Limited Releasess and the Employee, including, without limitation, any employment agreement, or any other right or claim of a Limited Releasee against the Employee.

15.           Company Covenants.  The Company further acknowledges and agrees that it shall not with respect to the Division transfer, assign or sell all or substantially all of the capital stocks or assets of the Division to any entity other than an affiliate of the Company.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CORPORATE RESOURCE DEVELOPMENT INC.

By:	/s/ Jay H. Schecter
Name: Jay H. Schecter
Title: Chief Executive Officer

/s/ Habib Noor
Habib Noor

With respect to Sections 4, 5, 12 and 14
For the benefit of:
NOOR ASSOCIATES, INC.

By:  /s/ Habib Noor

Name:  Habib Noor
Title:    President